SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this "**Amendment**") is made and entered into effective as of February 8, 2018 (the "**Effective Date**"), by and between GOOGLE LLC, a Delaware limited liability company ("**Landlord**"), and QUICKLOGIC CORPORATION, a Delaware corporation ("**Tenant**").

RECITALS:

A. Landlord and Tenant are parties to that certain Lease (as defined below), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the "**Premises**") containing approximately 34,203 rentable square feet located in that certain building addressed as 1277 Orleans Drive, Sunnyvale, California (the "**Building**"). As used herein, "**Lease**" shall mean and refer, collectively, to the following document(s):

i. Lease dated as of June 17, 1996 (the "**Original Lease**"), between Kairos, LLC, a California limited liability company ("**Kairos**") and Orchard Moffet Investors, a California general partnership ("**Moffet,**" and together with Kairos, collectively, "**KM**") (collectively, as predecessor-in-interest to Landlord), and Tenant; and

ii. First Addendum to Lease dated as of June 17, 1996 (the "**First Addendum**"), between KM and Tenant; and

iii. First Amendment to Lease dated as of July 31, 2002 (the "**First Amendment**"), between KM and Tenant; and

iv. Second Amendment to Lease dated as of September 25, 2008 (the "**Second Amendment**"), between NetApp, Inc., a Delaware corporation ("**NetApp**") (as successor-in-interest to KW), and Tenant; and

v. Third Amendment to Lease dated as of July 16, 2012 (the "**Third Amendment**"), between NetApp and Tenant; and

vi. Fourth Amendment to Lease dated as of April 2, 2014 (the "**Fourth Amendment**"), between NetApp and Tenant; and

vii. Fifth Amendment to Lease dated as of May 22, 2015 (the "**Fifth Amendment**"), between NetApp (as predecessor-in-interest to Landlord), and Tenant.

B. Landlord and Tenant now desire to amend the Lease (i) to further extend the Lease Term (as defined in the Original Lease), and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Extension of Lease Term. The Lease Term, as previously extended, including by the Extended Term (as defined in the Second Amendment), the Second Extended Term (as defined in the Third Amendment), and the Third Extended Term (as defined in the Fourth Amendment), which is currently scheduled to expire on December 31, 2018, is hereby extended for a period of fifteen (15) months, commencing on January 1, 2019 (the "**Sixth Amendment Extended Term Commencement Date**") and expiring on March 31, 2020 (the "**Revised Expiration Date**"), unless sooner terminated pursuant to the terms of the Lease, as hereby amended (the period commencing on the Sixth Amendment Extended Term Commencement Date and expiring on the Revised Expiration Date is hereinafter referred to as the "**Sixth Amendment Extended Term**"). Notwithstanding the foregoing or anything to the contrary contained in the Lease, in consideration of the rights granted in this Amendment, Landlord and Tenant shall each have the right to terminate the Lease, as hereby amended, at any time after July 1, 2018 by providing nine (9) months' prior written termination notice (the "**Termination Notice**") to the non-terminating party, in which event, the Lease, as hereby amended, shall terminate as of the date (the "**Termination Date**") which is nine (9) months after the delivery of the Termination Notice (the earliest Termination Date hereby being agreed to be March 31, 2019). If neither Landlord nor Tenant theretofore have delivered the Termination Notice, then the Lease, as hereby amended, shall terminate as of, and the "Termination Date" shall be, the Revised Expiration Date. Following the Termination Date, the parties shall be relieved of all obligations under the Lease, as hereby amended, except for Tenant's indemnity obligations, Tenant's obligations under the Lease, as hereby amended, which accrued on or prior to the Termination Date, and any obligations that would expressly survive the expiration or earlier termination of the Lease, all of which shall survive the Termination Date. If Tenant fails to vacate and surrender exclusive possession of the Premises to Landlord on or prior to the Termination Date, then the applicable holdover provisions of the Lease, as hereby amended, shall apply, except that, effective as of the Effective Date, the holdover rent referenced in Section 15.3 of the Original Lease shall be increased from 150% to 200% of the Base Monthly Rent payable during the last full calendar month of the Lease Term.

3. Base Monthly Rent. Prior to the Sixth Amendment Extended Term Commencement Date, the Base Monthly Rent payable by Tenant shall continue to be as set forth in the Lease. During the Sixth Amendment Extended Term, Tenant shall pay monthly installments of Base Monthly Rent to Landlord for the Premises as set forth in the following schedule:

Period of Sixth Amendment Extended Term	Monthly Installment of Base Monthly Rent
01/01/19 – 12/31/19 (if applicable)	$60,197.28
01/01/20- Revised Expiration Date (if applicable)	$62,003.20

Tenant shall continue to pay Tenant's Share of all Common Operating Expenses in accordance with the terms of the Lease.

4. Condition of Premises. Tenant is currently in possession of the Premises and shall continue to accept and occupy the Premises and the Building in their current "AS IS" condition as of the Effective Date and the Sixth Amendment Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise expressly set forth in the Lease, as hereby amended.

5. Landlord's Address for Notices. Effective as of the Effective Date, all notices, consents, demands and other communications delivered by Tenant to Landlord pursuant to and in accordance with the Lease must be addressed to the following addresses:

Originals sent to:

Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Lease Administration

and

Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Legal Department / RE Matters

6. California Statutory CASp Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises,

the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Sixth Amendment Extended Term Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building, or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "**CASp Reports**") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Premises that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

7. Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of

BCA

this Amendment, except for CBRE, Inc., representing Landlord, and Colliers International, representing Tenant (collectively, the "**Brokers**"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment.

8. Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord's written request, deliver to Landlord satisfactory evidence of such authority, and, upon written request by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant's state of formation; and (ii) qualification to do business in California.

9. Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

10. No Options. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that except as otherwise expressly set forth above in this Amendment: (i) Tenant has no (A) options to extend or renew the Lease, (B) early termination options, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as "Tenant" under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent or any other concessions under the Lease.

11. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

"LANDLORD":

GOOGLE LLC,
a Delaware limited liability company

By: [signature]
Name: David Radcliffe
Title: Authorized Signatory

Legal Dept MN/JG Google

"TENANT":

QUICKLOGIC CORPORATION,
a Delaware corporation

By: [signature]
Name: Sue Cheung
Title: CFO

By: [signature]
Name: Brian C. Faith
Title: CEO